NEWCOM, INC.

                     NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                        (Adopted Effective July 21, 1998)

ARTICLE 1.  INTRODUCTION

         The Plan was adopted by the Board on July 21, 1998, subject to approval by the Company's stockholders.

         The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value encouraging the attraction and retention of Non-Employee Directors. The Plan seeks to achieve this purpose by providing for nonstatutory stock options.

         The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except their choice-of-law provisions). Capitalized terms used herein are defined in Article 12 below.

ARTICLE 2.  ADMINISTRATION

         The material terms of each option grant (including the timing and pricing of the option grant) shall be determined by the express terms of the Plan, and neither the Board nor any committee of the Board shall exercise any discretionary functions with respect to option grants made pursuant to the Plan.

ARTICLE 3.  SHARES AVAILABLE FOR GRANTS

         3.1 Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares issued upon the exercise of Options under the Plan shall not exceed five hundred thousand (500,000) shares. The limitation of this Section
3.1 shall be subject to adjustment pursuant to Article 7.

         3.2 Additional Shares. If Options are forfeited or terminate for any other reason before being exercised, then the corresponding Common Shares shall again become available for Options under the Plan.

ARTICLE 4.  ELIGIBILITY

         Only Non-Employee Directors shall be eligible for the grant of Options under the Plan.

ARTICLE 5.  OPTIONS

         5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan.

         5.2 Initial Grants. Upon the Initial Grant Date, each Non-Employee Director automatically shall be granted an option to purchase fifty thousand (50,000) Common Shares. The Initial Grant Date shall be the later to occur of
(i) the date the Director Plan is approved by the stockholders of the Company and (ii) the expiration or earlier termination of the one-year lock-up provision set forth in the Company's underwriting agreement with Joseph Charles. Each such Option shall vest while the Optionee continues to serve as a member of the Board as to twelve thousand five hundred (12,500) shares on each anniversary of the date the Optionee's status as a NonEmployee Director commenced and shall expire if not exercised on the tenth anniversary of the date of grant or, if earlier, on the first anniversary of the termination of the Optionee's status as a Non-Employee Director. Each Non-Employee Director first elected to the Board after the effective date of the Plan shall be granted an option to purchase fifty thousand (50,000) Common Shares. Each such Option shall vest while the Optionee continues to serve as a member of the Board as to twelve thousand five hundred (12,500) shares on each anniversary of the date of grant and shall expire if not exercised on the tenth anniversary of the date of grant or, if earlier, on the first anniversary of the termination of the Optionee's status as a Non-Employee Director.

         5.3 Effect of Death or Disability. Each Option shall be fully vested in the event of the Optionee's death or permanent disability (within the meaning of section 22(e)(3) of the Code) while serving as a Non-Employee Director.

         5.4 Effect of Change in Control. Each Option shall become fully exercisable as to all Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

         5.5 Modification or Assumption of Options. Within the limitations of the Plan, the Board may extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

         5.6 Exercise Before Vesting. Each Option shall be immediately exercisable for any or all of the Option shares. However, any Common Shares purchased under the Option shall be subject to repurchase by the Company, at the Exercise Price paid per share, upon the Optionee's cessation of Board service prior to vesting in those shares. The Company's repurchase right shall lapse at the same rate as the Option vests. Common Shares subject to the Company's repurchase rights shall not be permitted to be sold, transferred or otherwise disposed of by the Optionee prior to the lapse of such rights.

ARTICLE 6.  EXERCISE PRICE AND PAYMENT FOR OPTION SHARES

         6.1 Exercise Price. The Exercise Price per share shall be equal to one hundred percent (100%) of the Fair Market Value per Common Share on the option grant date.

         6.2 Payment. The Exercise Price shall become immediately due upon exercise of the Option and shall be payable in one or more of the forms specified below:

                  (i)   cash or check made payable to the Company,

                  (ii) shares of Common Stock held for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

                  (iii) to the extent the Option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to
         (a) a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise and
         (b) the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

         Except to the extent such sale and remittance procedure is utilized, payment of the Exercise Price for the purchased shares must be made on the Exercise Date.

ARTICLE 7.  PROTECTION AGAINST DILUTION

         7.1 Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a declaration of a dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, a recapitalization, a spinoff or a similar occurrence, the Board shall make such adjustments as it, in its sole discretion, deems appropriate in the number of Common Shares covered by each outstanding Option and/or the Exercise Price under each outstanding Option.

         Except as provided in this Article 7, an Optionee shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

         7.2 Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Options shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Options by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.

ARTICLE 8.  LIMITATION ON RIGHTS

         8.1 Retention Rights. Neither the Plan nor any Option granted under the Plan shall be deemed to give any individual a right to remain a director of the Company, a Parent or a Subsidiary. The Company and its Parents and Subsidiaries reserve the right to terminate the service of any employee, consultant or director at any time, with or without cause, subject to applicable laws, the Company's certificate of incorporation and by-laws and a written employment agreement (if any).

         8.2 Stockholder's Rights. An Optionee shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Option prior to the issuance of a stock certificate for such Common Shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such certificate is issued.

         8.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Option prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 9.  WITHHOLDING TAXES

         To the extent required by applicable federal, state, local or foreign law, an Optionee or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common

Shares or make any cash payment under the Plan until such obligations are satisfied.

ARTICLE 10.  ASSIGNMENT OR TRANSFER OF OPTIONS

         Except as provided in Article 9, an Option granted under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. An Option may be exercised during the lifetime of the Optionee only by him or her or by his or her guardian or legal representative. Any act in violation of this Article 10 shall be void. However, this Article 10 shall not preclude an Optionee from designating a beneficiary who will receive any outstanding Options in the event of the Optionee's death, nor shall it preclude a transfer of Options by will or by the laws of descent and distribution.

ARTICLE 11.  FUTURE OF THE PLAN

         11.1 Term of the Plan. The Plan, as set forth herein, shall become effective on July 21, 1998, subject to the approval of the Company's stockholders within twelve (12) months of such date. The Plan shall remain in effect until it is terminated under Section 11.2.

         11.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company's stockholders only to the extent required by applicable laws, regulations or rules. No Options shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Option previously granted under the Plan.

ARTICLE 12.  DEFINITIONS

         12.1 "Board" means the Company's Board of Directors, as constituted from time to time.

         12.2 "Change in Control" shall be deemed to occur upon any "person" (as defined in Section 13(d) of the Exchange Act), other than the Company, its Parent or Subsidiary or employee benefit plan or trust maintained by the Company, its Parent or Subsidiary, becoming the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than twenty-five percent (25%) of the Common Shares of the Company outstanding at such time, without the prior approval of the Board.

         12.3 "Code" means the Internal Revenue Code of 1986, as amended.

         12.4 "Common Share" means one share of the common stock of the Company.

         12.5 "Company" means NewCom, Inc., a Delaware corporation.

         12.6 "Exchange Act" means the Securities Exchange Act of
1934, as amended.

         12.7 "Exercise Price" means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.

         12.8 "Fair Market Value" means the market price of Common Shares, determined by the Board as follows:

                  (a) If the Common Shares were traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date;

                  (b) If the Common Shares were traded over-the-counter on the date in question but were not classified as a national market issue, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the NASDAQ system for such date;

                  (c) If the Common Shares were traded over-the-counter on the date in question and were classified as a national market issue, then the Fair Market Value shall be equal to the last-transaction price quoted by the Nasdaq system for such date; and

                  (d) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Board in good faith on such basis as it deems appropriate.

          Whenever possible, the determination of Fair Market Value by the Board shall be based on the prices reported in the Western Edition of The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

         12.9 "Non-Employee Director" shall mean a member of the Board who is not a common-law employee of the Company.

         12.10 "Option" means an option granted under the Plan and entitling the holder to purchase Common Shares.

         12.11 "Optionee" means an individual or estate who holds an Option.

         12.12 "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

         12.13 "Plan" means the NewCom, Inc. Non-Employee Director Stock Option Plan, as amended from time to time.

         12.14 "Stock Option Agreement" means the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her Option.

         12.15 "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

ARTICLE 13.  EXECUTION

         To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to affix the corporate name and seal hereto.

                                           NEWCOM, INC.


                                           By       /s/ Sultan Khan
                                             ----------------------------------
                                                      Its President